PTC Therapeutics Promotes Emily Hill to Chief Financial Officer
SOUTH PLAINFIELD, N.J., June 3, 2019 – PTC Therapeutics, Inc. (NASDAQ: PTCT) today announced the promotion of Emily Hill to Chief Financial Officer. Ms. Hill joined PTC Therapeutics in November 2013 and was most recently Senior Vice President and Head of Investor Relations.
“It is my pleasure to announce Emily’s promotion to CFO," said Stuart W. Peltz, Ph.D., CEO of PTC Therapeutics, Inc. “Emily has a deep knowledge of our industry and has strong relationships and understanding of the investor community. Emily has a great track record of leadership at PTC and will be part of the executive team to deliver value to patients and shareholders as we continue to realize our vision of bringing more treatments to patients living with rare disorders.”
Prior to joining PTC Therapeutics, Emily was Director of Investor Relations of Warner Chilcott where she was responsible for leading the function. Additionally, Ms. Hill was Senior Manager of Investor Relations at Genzyme Corporation. Prior to Genzyme, Emily was a Biotech Equity Research Associate at Summer Street Partners. Ms. Hill has an MBA with a concentration in Finance from Fordham University, a Masters of Science in Pharmacology from Tufts University School of Biomedical Research, and a BA from Hamilton College.

About PTC Therapeutics, Inc.
PTC is a science-led, global biopharmaceutical company focused on the discovery, development and commercialization of clinically-differentiated medicines that provide benefits to patients with rare disorders. PTC's ability to globally commercialize products is the foundation that drives investment in a robust pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need.

For More Information:

Investors:
Emily Hill
+1 (908) 912-9327
ehill@ptcbio.com

Media:
Jane Baj
+1 (908) 912-9167
jbaj@ptcbio.com

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this release, other than statements of historic fact, are forward-looking statements, including statements regarding PTC's strategy, future operations, future financial position, future revenues, projected costs; and the objectives of management. Other forward-looking statements may be identified by the words "guidance", "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.
PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including the factors discussed in the "Risk Factors" section of PTC's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.
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